SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT




                     Pursuant to Section 13 or Section 15(d)
                     of the Securities Exchange Act of 1934





                        Date of Report - October 26, 2001



                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



NEW YORK                             1-3268                           14-0555980
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State or other                  (Commission File                   (IRS Employer
jurisdiction of                  Identification)                         Number)
incorporation number

284 SOUTH AVENUE, POUGHKEEPSIE, NEW YORK                              12601-4879
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(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (845) 452-2000

Item 5.   Other Events.

     1. NINE MILE 2 PLANT. Reference is made to Note 3 - Nine Mile 2 Plant under the caption "General" to the Consolidated Financial Statements included in the Corporation's Annual Report, on Form 10-K, for the year ended December 31, 2000 ("Corporation's 10-K Report") for a discussion of the proposed sale of the interests of certain co-tenant owners, including the Corporation, in the Nine Mile Point Unit No. 2 Nuclear Station ("Nine Mile 2 Plant").

          On October 24, 2001, the New York State Public Service Commission ("PSC") approved the sale of such interests; however the PSC has yet to issue its written order. Subject to receipt of the PSC's written order and subject to receipt of other required regulatory approvals, the closing of such sale is expected to occur by the end of 2001.

     2. RATE CASE PROCEEDING. Reference is made to Note 2 of the Corporation's 10-K Report under the caption "Regulatory Matters" under the caption "Rate Proceedings - Electric and Gas" and to Note 2 to the Notes to Consolidated Financial Statements, under the caption "Rate Proceedings - Electric and Gas" contained in the Corporation's Quarterly Report, on Form 10-Q, for the quarterly period ended June 30, 2001 for information with respect to the Corporation's major rate and restructuring proposal filed with the PSC.

          On October 25, 2001, the PSC issued its Order Establishing Rates in that proceeding ("Order"), the significant terms and conditions of which are:

TERM

          Three years, beginning June 30, 2001, with an option of the Corporation to extend the Order for two (2) years.

RATES

          Electric delivery rates will be reduced by 1.2% and then frozen for the remainder of the term of the Order. Natural gas delivery rates will be frozen for the term of the Order.

PURCHASED ELECTRICITY AND NATURAL GAS

          The Corporation will continue to purchase electric energy and natural gas for its full service customers and will recover 100% of such costs from customers through automatic adjustment mechanisms.

RATE STRUCTURE

          Customer charges will be increased and volumetric delivery changes will be reduced.

          Customer bills will be formatted to show the market price of electricity in order to encourage competition and enhance customer migration to third party energy suppliers.

          Customers will receive refunds of $25 million annually for each of the first three (3) years the Order is effective.

RETURN ON EQUITY

          The Corporation will be allowed a base ROE of 10.3% on the equity portion of its rate base (approximately $250 million). The common equity ratio will be capped at 47% in the first year of the settlement period and decline 1% per year in each of the next 2 years. Earnings above the 10.3% base ROE will be retained by the Corporation up to 11.3%, with a 50-50 sharing between customers and the Corporation between 11.3% and 14.0%. Earnings above 14.0% will be reserved for customer benefits.

CUSTOMER BENEFITS

          Excess proceeds from power plant sales and deferred regulatory accounts totaling $164 million are available for customer benefit. The Order provides for the following customer benefit uses, unused amounts to remain available for future disposition:

          1) Customer refunds                            $45 million (after tax)
          2) Rate base reduction                         $42 million (after tax)
          3) Reliability Program                         $20 million
          4) Remediation of manufactured gas plant site  $15 million

          The Order also establishes customer service "incentives," enhanced low income and customer education programs.

     3. OTHER MATTERS RELATED TO THE PSC ACTIONS. Also included in these actions were approval of the Corporation to recognize $19.8 million of tax benefits related to its 2001 power plant sales, offset by $11.4 million of after tax contributions by the Corporation to the customer benefit fund, or a net benefit to shareholders of $8.4 million. The Corporation will additionally recognize net income for shareholders under a prior regulatory settlement, as follows: $3.2 million in 2001, $2.9 million in 2002, $5.9 million in 2003 and $5.9 million in 2004. These tax benefits and prior settlement-related amounts are excluded from the ROE sharing calculations described above.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CENTRAL HUDSON GAS & ELECTRIC
                                     CORPORATION
                                              (Registrant)


                                     By:        /s/ DONNA S. DOYLE
                                         ---------------------------------------
                                                    DONNA S. DOYLE
                                      Vice President - Accounting and Controller

Dated:    October 26, 2001